Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus/Offer to Exchange of Perella Weinberg Partners for the offer to exchange Warrants to acquire shares of Class A Common Stock of Perella Weinberg Partners for Shares of Class A Common Stock of Perella Weinberg Partners and Consent Solicitation, and to the incorporation by reference therein of our report dated March 11, 2022, with respect to the consolidated financial statements of Perella Weinberg Partners included in its Amendment No. 1 to the Annual Report (Form 10-K/A) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
July 20, 2022